Exhibit 99

For Immediate Release
Contact:
Bruce Riggins         Melissa Thompson       Jerry Daly or Carol McCune
Director of Finance   Director of Corporate  Daly Gray Public Relations (Media)
(202) 295-2276        Communications         (703) 435-6293
                      (202) 295-2228

MeriStar Hotels & Resorts To Acquire BridgeStreet Accommodations

         WASHINGTON, D.C., March 24, 2000--MeriStar Hotels & Resorts (NYSE: MMH) the nation's largest independent management company, today announced that it has agreed to acquire all of the outstanding shares of BridgeStreet Accommodations, Inc. (AMEX: BDS), a leading provider of flexible accommodation services in major domestic and international metropolitan markets, for $1.50 cash plus 0.5 shares of MeriStar common stock for each outstanding share of BridgeStreet. Based on MeriStar's current stock price, total consideration would represent approximately $3 per share.

         The $35 million projected cost of the transaction includes $24 million for the 8 million outstanding BridgeStreet shares and $11 million to retire BridgeStreet's existing debt. MeriStar expects the transaction to be accretive to earnings per share in 2000 and in 2001.

         BridgeStreet Accommodations offers upscale, furnished apartments, townhouses and condominiums as an alternative to traditional hotel rooms primarily for business travelers and relocating corporate executives who need lodging for several nights or several months. The company currently has approximately 3,700 apartments in 26 cities in the U.S., Canada and the United Kingdom. Average occupancy for leased units is approximately 90 percent, and average length of stay is 30 to 45 days.

         "The BridgeStreet acquisition is part of our long-term strategy to extend our capabilities to related areas of the hospitality and leisure industries, including golf, timeshare and now corporate housing," said Paul W. Whetsell, chairman and CEO of MeriStar Hotels & Resorts. "With this acquisition, MeriStar becomes a leading player in the $3 billion corporate housing industry. The addition of the BridgeStreet brand will enable us to leverage our existing properties and national marketing infrastructure by cross-marketing our lodging and corporate housing products to national corporate clients."

         Whetsell noted that the BridgeStreet transaction also gives MeriStar a foothold in London and potential entry into other European markets. "BridgeStreet has 360 existing units in London and has plans to expand into France and Spain.

         "BridgeStreet is an established brand name in a market with very attractive customer demographics, which provides incremental opportunity to enhance consumer awareness of MeriStar and our Doral brand," Whetsell stated.

         Whetsell added that the blend of equity and debt used for the transaction will leave MeriStar well-balanced, liquid and positioned for additional growth. "Following completion of the transaction, we expect total debt to EBITDA to remain under 2.5 times."

         MeriStar Hotels & Resorts operates 235 hospitality and leisure properties with more than 46,000 rooms and 10 golf courses in 34 states, the District of Columbia, Canada, Puerto Rico and the U.S. Virgin Islands.
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         For more information about MeriStar Hotels & Resorts, visit the company's web site: www.meristar.com. For information about BridgeStreet Accommodations, visit www.bridgestreet.com.

         This press release contains forward-looking statements about MeriStar Hotels & Resorts, Inc., including those statements regarding future operating results and the timing and composition of revenues, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the ability of the company to successfully implement its acquisition strategy and operating strategy; the company's ability to manage rapid expansion; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the company.

INVESTOR NOTICE

Investors are urged to read the proxy statement/prospectus, which will be included in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the proposed merger because it will contain important information. After it is filed with the SEC, the proxy statement/prospectus will be available free of charge on the SEC's website (www.sec.gov) and from BridgeStreet's office of investor relations.

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